Exhibit 10.2
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Amended and Restated
Strategic License Agreement
by and between
Avila Therapeutics, Inc.
and
Clovis Oncology, Inc.
June 16, 2011

Amended and Restated Strategic License Agreement

Amended and Restated Strategic License Agreement
List of Exhibits and Schedules

Exhibit 1.7	Avila Patents as of the Effective Date

Exhibit 1.53	Targets

Exhibit 2.1(b)	Collaboration Plan

Exhibit 2.1(c)	Initial Agreed Compound Profile

Exhibit 8.1(a)	Proposed Prosecution and Maintenance Activities for Subject Patents

Exhibit 10.3(c)	Joint Press Release

Amended and Restated Strategic License Agreement
Amended and Restated Strategic License Agreement
          This Amended and Restated Strategic License Agreement (this “Agreement”), dated as of June 16, 2011 (the “A&R Date”), is made by and between Avila Therapeutics, Inc., a Delaware corporation (“Avila”), and Clovis Oncology, Inc, a Delaware corporation (“Clovis”). Each of Avila and Clovis may be referred to herein as a “Party” or together as the “Parties.”
          WHEREAS, Avila has developed and owns or has rights to certain patents and technology relating to the discovery and development of covalent-based drugs using its Avilomics™ platform;
          WHEREAS, Avila has previously conducted research and development to identify potential covalent inhibitors of the Targets (as defined below);
          WHEREAS, Clovis is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents;
          WHEREAS, the Parties are interested in collaborating together to discover and develop preclinically covalent inhibitors of the Targets and then having Clovis develop clinically and commercialize the lead inhibitor candidate as a drug product, all in accordance with the terms and conditions set forth below; and
          WHEREAS, the Parties entered into that certain Strategic License Agreement (the “Original Agreement”) as of May 24, 2010 (the “Effective Date”), and the Parties now desire to amend and restate the Original Agreement on the terms and conditions set forth below.
          NOW, THEREFORE, the Parties hereby agree as follows:
1.          Definitions.
The following terms and their correlatives will have the following meanings:
      1.1       “Affiliate” of a person or entity will mean any other entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.
      1.2       “Asia” will mean the People’s Republic of China (including Hong Kong), Japan, Republic of Korea, and Taiwan.
      1.3       “Asia Partnership” will mean an agreement between Clovis and a Sublicensee whereby Clovis grants to such Sublicensee at least Commercialization rights for Japan (and optionally other countries within Asia) with respect to any Lead Candidate or Licensed Products. The grant by Clovis of an option to such Commercialization rights may be treated by Avila at its election as an Asia Partnership for purposes of this Agreement.
      1.4       “Avila Core Technology” will mean all Patents, Materials and Know-How owned (in whole or in part), in-licensed or otherwise controlled by Avila or any of its Affiliates comprising the technology currently branded by Avila under the trademark Avilomics™ and improvements thereto or any research tools used by Avila in the research, discovery or development of covalent inhibitors.
      1.5       “Avila Owned IP” will mean any Collaboration Program Know-How, and Patents arising therefrom, that constitute one or more of the following: (i) improvements, modifications to any Avila Core Technology; and (ii) Research Candidates and methods of making and using the same.

Amended and Restated Strategic License Agreement
      1.6       “Avila Know-How” will mean all Know-How and Materials Controlled by Avila or any of its Affiliates, used by Avila in the Collaboration Program, and necessary or useful to discover and Develop preclinically Research Candidates or to Develop and Commercialize the Lead Candidate and Licensed Products. For clarity, Avila Know-How will include, if applicable, Collaboration Program Know-How owned in whole or in part by Avila (including Avila Owned IP).
      1.7       “Avila Patents” will mean all Patents Controlled by Avila or any of its Affiliates, containing a Valid Claim Covering any Research Candidates or Licensed Products, and necessary or useful to discover and Develop preclinically Research Candidates or to Develop and Commercialize the Lead Candidate, Licensed Products and Companion Diagnostics. For clarity, Avila Patents will include (i) Patents for occupancy probes for the Targets and (ii) if applicable, Avila’s interest in Patents within its Sole Collaboration Program IP and within the Joint Collaboration Program IP, including Patents constituting Avila Owned IP. The Avila Patents in existence as of the Effective Date are set forth on Exhibit 1.7.
      1.8       “Calendar Year” will mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.
      1.9       “Clovis Development & Commercialization Program” will mean a Development and Commercialization program for the Lead Candidate and Licensed Products and Companion Diagnostics in the Field worldwide.
      1.10      “Clovis Technology” will mean Know-How, Materials and Patents Controlled by Clovis or any of its Affiliates necessary or useful for Avila to discover and Develop Research Candidates as part of the Collaboration Program. For clarity, Clovis Technology will include, if applicable, (i) Clovis’s interest in Patents within its Sole Collaboration Program IP and the Joint Collaboration Program IP, and (ii) Collaboration Program Know-How owned in whole or in part by Clovis.
      1.11      “Collaboration Program” will mean the program of research and preclinical Development that the Parties engage in under this Agreement.
      1.12      “Collaboration Program Know-How” will mean all Know-How and Materials created, conceived or reduced to practice in connection with activities performed pursuant to the Collaboration Program (whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates and subcontractors or any employees, consultants or agents of any of the foregoing).
      1.13      “Commercialization” will mean any and all activities directed to the manufacturing, marketing, detailing, promotion and securing of reimbursement of Licensed Products after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale Licensed Products), and will include post-approval clinical studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, and commercially selling Licensed Products, importing, exporting or transporting Licensed Products for commercial sale, and all regulatory compliance with respect to the foregoing.
      1.14      “Commercially Reasonable Efforts” will mean, with respect to the Development or Commercialization of the Lead Candidate and Licensed Products, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.
      1.15      “Companion Diagnostics” will mean a diagnostic product or service to the extent sold or used to determine whether to prescribe the Licensed Product to treat a human patient. For clarity, no covalent

Amended and Restated Strategic License Agreement
inhibitor (including the Lead Candidate or any Licensed Product) or occupancy probe against any of the Targets will be included within this definition.
      1.16      The terms “compound” and “covalent inhibitor” when used herein will include the chemical structure in question, its optical isomers, plus all solvates, salt forms and polymorphs of the foregoing.
      1.17      “Control” or “Controlled” will mean, with respect to any Know-How, Material, Patent, or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such Know-How, Material or Patent, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access.
      1.18      “Covers”, with reference to a Patent, will mean that the making, using, selling, offering for sale or importing of a composition of matter or practice of a method would infringe a Valid Claim of such Patent in the country in which such activity occurs.
      1.19      “Development” will mean, with respect to a compound, preclinical and clinical drug development activities, including: test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of NDAs and MAAs, regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, plus pre-launch marketing, promoting, detailing, marketing research, distributing, and commercial sales.
      1.20      “Distributors” will mean a Third Party, other than a Sublicensee of Clovis, that (i) purchases any Licensed Products in finished form from or at the direction of Clovis or any of its Affiliates or Sublicensees, and (ii) has the right to Commercialize such Licensed Products in one or more regions, or has an option to do the foregoing.
      1.21      “EMA” will mean the European Medicines Agency and any successor agency thereto.
      1.22      “EU” will mean the organization of member states of the European Union as it may be constituted from time to time.
      1.23      “FDA” will mean the United States Food and Drug Administration and any successor agency thereto.
      1.24      “Field” will mean all indications for human use, including all therapeutic and diagnostic uses.
      1.25      “Financial Consideration” will mean license fees, signing fees, option fees, milestone payments and any other consideration (including non-monetary consideration) paid to, or otherwise received by, Clovis or any of its Affiliates in consideration for the establishment of a Sublicensee or Distributor relationship (and without reduction for any additional Patents or Know-How or other intellectual property rights granted or commitments made in connection therewith), but does not include (i) revenues from sales of Licensed Products by Clovis to Sublicensees or Distributors; (ii) royalties metered on sales of Licensed Products by Selling Parties, (iii) payments contractually committed to reimburse the Fully Allocated Costs of future Development of the Lead Candidate and Licensed Products, provided that any amounts received in excess of such costs (such as, for example, a profit share) will be treated as “Financial Consideration” hereunder, and (iv) payments received to purchase securities of Clovis at fair market value, provided that any premium paid over fair market value will be treated as “Financial Consideration” hereunder with. For purposes of this definition, “fair market value” will be determined on a per share basis and will mean the average closing price of Clovis common stock for the ten (10) trading days immediately preceding the date such Sublicensee or Distributor agreement is

Amended and Restated Strategic License Agreement
executed, or, if there is no trading market for the security issued, the good faith determination of the board of directors of Clovis as to its fair market value (taking into account, inter alia, the pricing of other recent security issuances by Clovis).
      1.26      “First Commercial Sale” will mean the first sale for use or consumption of any Licensed Product in a country after all required Regulatory Approvals for commercial sale of such Licensed Product have been obtained in such country.
      1.27      “First Line Therapy” will mean an initial treatment or primary or induction therapy for the treatment of patients having any of lung, breast, colon or prostate cancer.
      1.28      “FTE” will mean a full-time person, or more than one person working the equivalent of a full-time person, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working and includes R&D activities and scientific management oversight.
      1.29      “FTE Rate” will equal *** for twelve (12) continuous months of one (1) FTE. The FTE Rate is the fully burdened rate for each such FTE and, for clarity, will include all standard laboratory supplies and reagents to be used by such FTE in conducting the Collaboration Program.
      1.30      “Fully Allocated Costs” will mean the costs of labor (including allocable employee benefits and employment taxes), material, energy, utilities or other costs directly incurred and normal overhead (including, without limitation, administrative labor costs, maintenance, relevant insurance, depreciation of the equipment and depreciation of the facility) all determined in accordance with GAAP applied on a consistent basis.
      1.31      “GAAP” will mean U.S. generally accepted accounting principles, consistently applied.
      1.32      “IND” will mean an investigational new drug application filed with the FDA for authorization to commence clinical studies, and its equivalent in a foreign country.
      1.33      “Know-How” will mean all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.
      1.34      “Knowledge” will mean the actual knowledge or good faith understanding of the vice presidents, senior vice presidents, president or chief executive officer of a Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.
      1.35      “Lead Candidate” will mean the Research Candidate that the Parties mutually agree exhibits the Agreed Compound Profile, and that Clovis will Develop pursuant to this Agreement, all as described in Section 2.1(c).
      1.36      “Licensed Products” will mean the Lead Candidate and any pharmaceutical products containing the Lead Candidate in any formulation.
      1.37      “MAA” will mean a Marketing Authorization Application filed with the EMA under the centralized European procedure (including amendments and supplements thereto).
      1.38      “Materials” will mean any tangible chemical or biological material, including any compounds, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other

Amended and Restated Strategic License Agreement
improvement thereto, along with any tangible chemical or biological material embodying any Know-How.
      1.39      “NDA” will mean a New Drug Application or Supplemental New Drug Application filed with the FDA (including amendments and supplements thereto).
      1.40      “Net Sales” will mean the gross amount invoiced in arms-length transactions by the Selling Party(ies) from or on account of the sale or distribution of Licensed Products to non-Selling Parties, less:
            (a)        reasonable credits or allowances, if any, on account of price adjustments, recalls, rejection or return of items previously sold;
            (b)        import taxes, export taxes, excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind);
            (c)        separately itemized insurance and transportation costs incurred in shipping Licensed Products to such non-Selling Parties;
            (d)        trade, quantity and cash discounts actually allowed; and
            (e)        governmental or commercial rebates, wholesaler fees, administrative fees to managed care, group purchasing and other similar institutions, chargebacks and retroactive price adjustments and any other similar allowances which effectively reduce the selling price, all as determined from the books and records of the Selling Party, maintained in accordance with GAAP.
           Nothing herein will prevent a Selling Party from selling, distributing or invoicing Licensed Products at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate sales, or an indigent program or similar bona fide arrangements in which the Selling Party agrees to forego a normal profit margin for good faith business reasons. Except for such discounting, no deduction will be made for any item of cost incurred in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) to (e) of the foregoing sentence.
           Licensed Products will be considered “sold” when a sale by a Selling Party is recognized in accordance with revenue recognition policies mandated by GAAP. Sale or transfer of Licensed Products between any of the Selling Parties will not result in any Net Sales, and Net Sales instead will be based on subsequent sales or distribution to a non-Selling Party, unless such Licensed Products is consumed by a Selling Party. To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or distribution of Licensed Products, Net Sales will include the fair market value of such additional consideration.
      1.41      “Patent” will mean a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, supplementary protection certificates and renewals, but not including any rights that give rise to Regulatory Exclusivity Periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder).
      1.42      “Patent Costs” will mean the out-of-pocket costs and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.
      1.43      “Phase 2 Study” will mean a clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 2 Study” for a product will mean the first dosing of such product in a human patient in a Phase 2 Study.

Amended and Restated Strategic License Agreement
      1.44      “Phase 3 Study” will mean a clinical trial of a product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country. For purposes of this Agreement, “start of Phase 3 Study” for a product will mean the first dosing of such product in a human patient in a Phase 3 Study.
      1.45      “Prosecution and Maintenance,” with regard to a particular Patent, will mean the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.
      1.46      “Regulatory Approval” will mean, with respect to a country or extra-national territory, any and all approvals (including NDAs and MAAs), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, but not including any pricing or reimbursement approvals.
      1.47      “Regulatory Authority” will mean any national (e.g., the FDA), supra-national (e.g. the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction in the world, involved in the granting of Regulatory Approval.
      1.48      “Regulatory Exclusivity Period” will mean any period of data, market or other regulatory exclusivity (other than supplementary protection certificates, which will be treated as Patents hereunder), including any such periods under national implementations in the EU of Section 10.1(a)(iii) of Directive 2001/EC/83 and all international equivalents.
      1.49      “Research Candidates” will mean any covalent inhibitors that are designed, discovered or tested as part of the Collaboration Program in an effort to discover and Develop a covalent inhibitor to specifically inhibit the Targets with the properties specified in the Agreed Compound Profile. For clarity, the Lead Candidate will be a “Research Candidate” hereunder.
      1.50      “Second Indication” will mean a disease condition for which a particular Licensed Product may be prescribed, after such Licensed Product has already been approved by such Regulatory Authority for the treatment of a first disease condition.
      1.51      “Selling Party” will mean Clovis and its Affiliates and Sublicensees, plus with respect to sales or distribution of Licensed Products in or for the United States, Asia, Canada, the EU, Norway and Switzerland, Distributors as well.
      1.52      “Sublicensee” will mean any person or entity (including Affiliates of Clovis) that is granted a sublicense as permitted by Section 5.3(c) (or an option take such a sublicense), either directly by Clovis or indirectly by any other Sublicensee hereunder.
      1.53      “Targets” will mean the mutant forms of the epidermal growth factor receptor specified on Exhibit 1.53.
      1.54      “Third Party” will mean any person or entity other than Avila, Clovis and their respective Affiliates.
      1.55      “United States” or “U.S.” will mean the United States of America, including its territories and possessions, the District of Columbia and Puerto Rico.
      1.56      “Valid Claim” will mean, with respect to a particular country, (i) any claim of an issued and unexpired Patent in such country that (a) has not been held permanently revoked, unenforceable or invalid

Amended and Restated Strategic License Agreement
by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, or (ii) a claim of a pending Patent application, which claim is being diligently prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
Definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Location
Additional Reporting Period	Section 4.5
Agreed Compound Profile	Section 2.1(c)
Agreement	Preamble
A&R Date	Preamble
Avila	Preamble
Avila Indemnitees	Section 11.6(a)
Avila Program Director	Section 3.1
Clovis	Preamble
Clovis Indemnitees	Section 11.6(b)
Clovis Program Director	Section 3.1
Collaboration Plan	Section 2.1(b)
Collaboration Program Term	Section 2.1(c)
Competitive Infringement	Section 9.1
Confidentiality Agreement	Section 10.4
Confidential Information	Section 10.1(a)
Cost Estimate	Section 6.4(e)(i)
Disclosing Party	Section 10.1(a)
Drug Company	Section 13.3
Effective Date	Preamble
Expert	Section 13.1(d)(i)
First Line Notice	Section 6.4(e)(i)
Hatch-Waxman Time Period	Section 9.2(a)(iii)
Indemnification Claim Notice	Section 11.6(c)
Indemnified Party	Section 11.6(c)
Industry Transaction	Section 13.3
Issuing Party	Section 10.3(b)
JAMS	Section 13.1(c)
Joint Collaboration Program IP	Section 7.2(b)
JSC	Section 3.2(a)
Losses	Section 11.6(a)
Milestone Event	Section 6.3(a)
Milestone Payment	Section 6.3(a)
Other Product	Section 5.6
Option Exercise Notice	Section 6.4(e)(i)
Original Agreement	Preamble
Other Patents	Section 8.1
Party and Parties	Preamble
Program Directors	Section 3.1
Receiving Party	Section 10.1(a)
Release	Section 10.3(b)
Reviewing Party	Section 10.3(b)

Amended and Restated Strategic License Agreement

Defined Term	Location
Sole Collaboration Program IP	Section 7.2(b)
Specific Patent	Section 8.1(b)
Subject Patent	Section 8.1
Term	Section 12.1
Third Party Claims	Section 11.6(a)

2.          Collaboration Program.
      2.1       Collaboration Program Generally.
            (a)        Goals.   The objective of the Collaboration Program will be to discover and Develop preclinically the Lead Candidate up to and through acceptance of an IND for the Lead Candidate, all as directed by the JSC as provided herein.
            (b)        Collaboration Plan.   The research and preclinical Development activities of the Parties with respect to the Collaboration Program will be described in a “Collaboration Plan,” an initial version of which is attached hereto as Exhibit 2.1(b). The Collaboration Plan will include a budget for the remaining portion of the Calendar Year in which this Agreement is executed and the next succeeding Calendar Year, and a projected budget for the next Calendar Year thereafter or until the end of the Collaboration Program Term if shorter. The Collaboration Plan will be reviewed as necessary at each meeting of the JSC, and at any other time upon the request of either Party, and will be modified as appropriate at the direction of the JSC to reflect material scientific, commercial and other developments. In all events, the Collaboration Plan will be consistent and not conflict with the terms of this Agreement.
            (c)        Designation of the Agreed Compound Profile and the Lead Candidate.   Attached hereto as Exhibit 2.1(c) is the initial covalent inhibitor profile for the Targets, which will be used to guide the discovery and Development of Research Candidates (the “Agreed Compound Profile”). Pursuant to the Collaboration Plan, Avila will work to discover and Develop Research Candidates in an effort to identify the Lead Candidate. The JSC will designate a Lead Candidate satisfying the Agreed Compound Profile from among the Research Candidates, with reference to such other factors as the JSC may deem relevant, including for example assessment of the complexity of chemical synthesis of the Lead Candidate, expected amenability for manufacture of the Lead Candidate at scale, physical forms of the Lead Candidate, physical stability of the Lead Candidate and the extent to which strong patent Coverage could be obtained for such compound. If the JSC does not so designate a Lead Candidate and an IND is not accepted for the Lead Candidate by July 1, 2012, then the Parties will promptly meet and discuss the extent to which Clovis is willing to continue to fund the Collaboration Program, and absent a commitment by Clovis to fund the Collaboration Program for an additional period of time the Collaboration Program will terminate on October 1, 2012. The Collaboration Program will be in effect for a period from the Effective Date until an IND is accepted for the Lead Candidate unless ending earlier pursuant to the terms hereof (the “Collaboration Program Term”).
            (d)        Obligations Under the Collaboration Plan.    Each Party will use reasonable efforts to perform (itself or through its Affiliates or by permitted subcontracting) its respective obligations under the Collaboration Plan, and will cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities under the Collaboration Plan. The Parties acknowledge and agree, however, that no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.
            (e)        Cell Lines.   Promptly following the execution of this Agreement and during the course of the Collaboration Program Term, and subject to Section 2.2(c), Avila will share with Clovis cell lines in its Control relevant to the Agreed Compound Profile as well as other relevant cell lines developed as part of the Collaboration Program (e.g. Target transfectants/lines) and Controlled by Avila to aid in

Amended and Restated Strategic License Agreement
translational biology efforts for Research Candidates or the Lead Candidate or diagnostic development efforts for Companion Diagnostics as part of the Clovis Development & Commercialization Program.
            (f)        Pre-IND Regulatory Interactions.    Clovis will lead all efforts with Regulatory Authorities regarding preclinical development of the Lead Candidate, including taking full responsibility for preparing and filing the IND for the Lead Candidate and interactions with the FDA or other Regulatory Authority regarding such IND or its equivalent.
      2.2        Collaboration Program Records, Reports and Materials.
            (a)        Records.    Each Party will maintain, or cause to be maintained, records of its activities under the Collaboration Program in sufficient detail and in good scientific manner appropriate for scientific, Patent and regulatory purposes, which will properly reflect all work included in the Collaboration Program, Program for a period of at least ten (10) years after the creation of such records. Each Party will have the right to request a copy of any such records, except to the extent that the other Party reasonably determines that such records contain Confidential Information that is not licensed to such Party hereunder, or to which such Party does not otherwise have a right hereunder.
            (b)        Collaboration Program Reports.   During the Collaboration Program Term and for the next calendar quarter thereafter, each Party will furnish to the JSC, a summary written report within thirty (30) days after the end of each calendar quarter, describing its progress under the Collaboration Plan as part of the Collaboration Program.
            (c)        Materials.
                   (i)        Each Party will, during the Collaboration Program Term, as a matter of course as described in the Collaboration Plan or upon the other Party’s reasonable written request, furnish to each other samples of Materials which constitute Avila Know-How or Clovis Technology in such Party’s Control and are necessary for the other Party to carry out its responsibilities under the Collaboration Plan.
                   (ii)       Each Party will use such Materials only in accordance with the Collaboration Plan and otherwise in accordance with the terms and conditions of this Agreement. Except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Affiliate or Third Party, except for subcontracting or to Sublicensees in each case as permitted hereunder. All Materials delivered to the receiving Party will remain the sole property of the supplying Party and will be used in compliance with all applicable law. The Materials supplied under this Agreement will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.
      2.3        Permitted Subcontracting.    Each Party may subcontract any of its activities to be performed under the Collaboration Plan to an Affiliate or Third Party, provided that any such Affiliate or Third Party will have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Materials and Know-How at least to the same extent as under this Agreement, and requiring such Affiliate or Third Party and its personnel to assign to such Party all right, title and interest in and to any Patents and Know-How and Materials created, conceived or reduced to practice in connection with the performance of subcontracted activities. Any such subcontracting activities will be described in the reports for the Collaboration Program required by Section 2.2(b).
3.        Governance.
     3.1      Management.     Management of the Collaboration Program activities will be under the responsibility of one person to be designated by Clovis (the “Clovis Program Director”) and one person to be designated by Avila (the “Avila Program Director,” and together with the Clovis Program Director, the “Program Directors”).

Amended and Restated Strategic License Agreement
     3.2         Joint Steering Committee.
           (a)        Steering Committee.     As soon as practicable, the Parties will establish a Joint Steering Committee, comprised of two (2) representatives of Avila and two (2) representatives of Clovis (the “JSC”). Each Party may replace its representatives on the JSC or its Program Director at any time upon written notice to the other Party. With the consent of the other Party (which will not be unreasonably withheld or delayed), each Party may invite non-voting employees and consultants to attend meetings of the JSC, subject to their agreement to be bound to the same extent as a permitted subcontractor under Section 2.3.
           (b)        Meetings.     While in existence, the JSC will meet each calendar quarter and, at a minimum, two of such meetings each Calendar Year will be in person (which in-person meeting will be held on an alternating basis in Waltham, MA, on the one hand, and in either Boulder, CO or San Francisco, CA, on the other). Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the committee meetings. The Parties will endeavor to schedule meetings of the JSC at least six (6) months in advance. The Parties will alternate in preparing the meeting agenda, and the Party that was responsible for preparing the meeting agenda will prepare and circulate for review and approval by the other Party written minutes of such meeting within fifteen (15) days after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.
           (c)        Responsibilities.    The JSC will oversee and supervise the overall performance of the Collaboration Plan and within such scope will:
                 (i)        review the efforts of the Parties and allocate those resources for the Collaboration Plan committed by the Parties hereunder;
                 (ii)        revise and approve any revised Collaboration Plan and its related budget regularly and in any event at least thirty (30) days before the start of each Calendar Year during the Collaboration Program Term;
                 (iii)       update the Agreed Compound Profile if and when appropriate during the Collaboration Program Term;
                 (iv)        select Research Candidates for additional work as part of the Collaboration Program;
                 (v)        select the Lead Candidate as set forth in Section 2.1(c);
                 (vi)        form such other committees as the JSC may deem appropriate, provided that such committees may make recommendations to the JSC but may not be delegated JSC decision-making authority;
                 (vii)      address such other matters relating to the activities of the Parties under this Agreement as either Party may bring before the JSC, including any matters that are expressly for the JSC to decide as provided in this Agreement; and
                 (viii)      attempt to resolve any disputes on an informal basis.
           (d)        Decision-making.    The two (2) JSC representatives of each Party will collectively have one (1) vote, and the JSC will make decisions only by unanimous consent. In the event of a dispute between the Parties with respect to the Collaboration Program or otherwise within the scope of the JSC, the matter will be first considered by the JSC for resolution, and if not resolved, then referred to the dispute resolution process set forth in Section 13.1(b); provided that instead of escalation to such dispute resolution process, (i) Avila will have the tie-breaking vote for matters involving the design, discovery and synthesis of Research Candidates and other research chemistry aspects of the Collaboration Program, and (ii) Clovis will have the tie-breaking vote for the selection of the Research Candidate meeting the

Amended and Restated Strategic License Agreement
Agreed Compound Profile that becomes the Lead Candidate hereunder and for matters involving regulatory aspects of the IND for the Lead Candidate.
           (e)      Limits on JSC Authority.   Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC will not have the power to amend, modify or waive compliance with this Agreement (other than as expressly permitted hereunder). Notwithstanding anything herein to the contrary, neither Party will require the other Party to perform any activities that are materially different or greater in scope or more costly than those provided for in the Collaboration Plan then in effect.
           (f)      Term.    The JSC will cease to exist three (3) months after the end of the Collaboration Program Term.
4.        Clinical Development and Commercialization.
      4.1      Clinical Development.  Upon the end of the Collaboration Program Term, Clovis will assume sole responsibility for Developing the Lead Candidate and Licensed Products in the Field worldwide, and will establish a Clovis Development & Commercialization Program for that purpose. Clovis will have sole responsibility for all costs and expenses arising from the Development and Commercialization of the Lead Candidate and Licensed Products in the Field worldwide.
      4.2      Regulatory.  Clovis will lead all efforts with Regulatory Authorities regarding the Development and Commercialization of the Lead Candidate and Licensed Products in the Field worldwide, including taking full responsibility for preparing and filing the relevant applications for Regulatory Approval.
      4.3      Manufacturing.  Clovis will be solely responsible for, and will bear all the costs and expenses of manufacturing and supplying all Licensed Products for Development and Commercialization in the Field worldwide. Avila will provide at Clovis’ expense (including on an FTE-basis) background research information and technical assistance as reasonably requested by Clovis, to support development of the active drug substance for Licensed Products in the Field worldwide.
      4.4      Clovis Diligence.  Clovis, directly or through one or more of its Affiliates, Sublicensees or Distributors, will use Commercially Reasonable Efforts: (i) to Develop Licensed Products in the Field and to obtain Regulatory Approvals therefor; and (ii) to Commercialize Licensed Products in the Field after obtaining such Regulatory Approval, in the U.S., Canada, the EU, Norway and Switzerland and in Asia, and in each other country worldwide where Commercializing the Licensed Products would be Commercially Reasonable. Without limiting the generality of the foregoing, Clovis will endeavor to complete an Asia Partnership within *** years after first human dosing of any Licensed Product in a clinical trial, provided, that a failure to achieve such an Asia Partnership within such time frame will have no contractual consequence other than the imposition of the Japan-specific development Milestones Events specified in Section 6.3(d).
      4.5      Bi-Annual Update Meetings.  During each six (6)-month period from the end of the Collaboration Program Term until the earlier of first approval of an NDA for any Licensed Product by the FDA or first approval of an MAA for any Licensed Product by the EMA, within thirty (30) days of Avila’s written request, the Parties will meet in person at a U.S. site of Clovis for Clovis to provide Avila with an update on the Development of the Licensed Products by Clovis and its Affiliates and Sublicensees. During such meeting, Clovis will disclose to Avila all material information regarding such Development and will further provide such data and information in writing with respect thereto as Avila may reasonably request. Each Party will bear its own costs and expenses regarding such meetings. Further, in the event that Avila exercises its option under Section 6.4(e) regarding cost sharing of certain clinical trial expenses, at Avila’s request such meetings will occur, not only during the time period and at

Amended and Restated Strategic License Agreement
the frequency prescribed above, but also from Avila’s option exercise until twelve (12) months after the completion of the additional clinical trial referred to in such Section 6.4(e) (the “Additional Reporting Period”), and during the Additional Reporting Period such meetings will occur each calendar quarter instead of once every six (6) months.
     4.6      Reports by Clovis.    Clovis will prepare and maintain, and will cause its Affiliates, Sublicensees and Distributors to prepare and maintain, reasonably complete and accurate records regarding the Development of Licensed Products, and Commercialization of Licensed Products worldwide after Regulatory Approval therefor. Clovis will provide to Avila a reasonably detailed report regarding such efforts at least once every two (2) calendar quarters. Such report will contain sufficient detail to enable Avila to assess Clovis’s compliance with its Development and Commercialization obligations in Section 4.4, including information with respect to the following: (i) the design, status and results of any animal studies and clinical trials for the Lead Candidate and Licensed Products; (ii) any regulatory milestones, and any Regulatory Approvals achieved, for the Lead Candidate and Licensed Products; and (ii) activities with respect to selling, promoting, supporting, detailing and marketing of Licensed Products. In addition to the foregoing, (a) Clovis will provide Avila with such additional information regarding any such activities as Avila may reasonably request from time to time, and (b) Clovis will disclose to Avila as soon as practicable any information regarding any clinical trials for any Licensed Products that Clovis intends to disclose publicly (after complying with the terms of this Agreement with respect thereto). Further, in the event that Avila exercises its option under Section 6.4(e) regarding cost sharing of certain clinical trial expenses, at Avila’s request such reports will be made by Clovis during the Additional Reporting Period each calendar quarter instead of once every two (2) calendar quarters.
5.      License Grants.
      5.1      Licenses by Avila
           (a)      For the Collaboration Program.   Subject to the terms and conditions of this Agreement, Avila hereby grants to Clovis a worldwide, non-exclusive license, with the right to sublicense only as permitted by Section 5.3, during the Collaboration Program Term, to use Avila Know-How and Avila Patents, as needed to enable Clovis to perform its portion of the Collaboration Program.
           (b)      For Development and Commercialization.  Subject to the terms and conditions of this Agreement, Avila hereby grants to Clovis a worldwide, exclusive (even as to Avila) license in the Field, with the right to sublicense only as permitted by Section 5.3, under Avila Know-How and Avila Patents, to Develop the Lead Candidate, Licensed Products and Companion Diagnostics and to Commercialize Licensed Products and Companion Diagnostics, as part of a Clovis Development & Commercialization Program, provided that until the first Regulatory Approval of a Licensed Product, the foregoing license to Companion Diagnostics may only be used for the Development of Licensed Products. For clarity, the license to Commercialize granted in this Section 5.1(b) will cover only the sale and offer for sale of Licensed Products in finished form and Companion Diagnostics, and not the sale or offer for sale of the Lead Candidate, API for Licensed Products, or any other product or service other than Licensed Products in finished form and Companion Diagnostics.
      5.2      Licenses by Clovis.
           (a)      For the Collaboration Program.   Subject to the terms and conditions of this Agreement, Clovis hereby grants to Avila a worldwide, non-exclusive license, with the right to sublicense only as permitted by Section 5.3, during the Collaboration Program Term, to use Clovis Technology, as needed to enable Avila to perform its portion of the Collaboration Program.
           (b)      Grant-Back License.   Subject to the terms and conditions of this Agreement, Clovis hereby grants to Avila a worldwide, fully paid-up, non-exclusive license, with the right to sublicense through multiple tiers, to practice in full all Patents Controlled by Clovis or any of its Affiliates and

Amended and Restated Strategic License Agreement
Sublicensees claiming any invention conceived or reduced to practice as part of the Collaboration Program or the Clovis Development & Commercialization Program (including all Patents arising from any Collaboration Program Know-How) for manufacturing purposes only, except to the extent and for such time that the claim scope of any such Patents Covers the Lead Candidate or Licensed Products exclusively licensed by Avila to Clovis under Section 5.1(b). For clarity, the license granted in this Section 5.2(b) will apply to Patents only, not Know-How.
      5.3         Sublicensing Rights.
            (a)        The licenses granted in this Section 5 are transferable only upon a permitted assignment of this Agreement in accordance with Section 13.12.
            (b)        The licenses granted in Sections 5.1 and 5.2 may be sublicensed, in full or in part, by a written agreement as may be necessary for permitted subcontracting hereunder as provided in Section 2.3.
            (c)        The license granted in Section 5.1(b) may be sublicensed, in full or in part, by Clovis by a written agreement to its Affiliates and Third Parties (with the right to sublicense through multiple tiers), provided, that as a condition precedent to and requirement of any such sublicense:
                 (i)        Clovis will consult with Avila when negotiating any sublicense for all or part of Asia, including providing Avila with drafts of any proposed term sheets or agreements in sufficient time for Avila to review and provide comments thereon, such comments to be taken into good faith consideration by Clovis;
                 (ii)      Clovis will provide Avila with a copy of any sublicense agreement with a non-Affiliated Sublicensee within thirty (30) days of execution thereof;
                 (iii)      Clovis will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were “Clovis” hereunder;
                 (iv)      Any such Sublicensee will agree in writing to be bound by similar obligations as “Clovis” hereunder with respect to the activities of such Sublicensee hereunder (and not with respect to the activities of any other); and
                 (v)      Avila will be made an express third-party beneficiary of any such Sublicensee’s obligations under such sublicense agreement that relate to compliance with the terms and conditions of this Agreement.
      5.4        Distributors. Subject to the terms and conditions of this Agreement, Clovis will have the right to appoint by a written agreement Distributors to re-sell Licensed Products in finished form purchased from or at the direction of Clovis, its Affiliates or Sublicensees. Clovis will provide Avila with a copy of any agreement with any Distributor within thirty (30) days of execution thereof. Clovis will be responsible for any and all obligations of any Distributor as if such Distributor were “Clovis” hereunder. Further, any Distributor will agree in writing to be bound by similar obligations as “Clovis” hereunder with respect to activities of such Distributor in its jurisdiction under (i) Sections 4.4, 9.1, 10 and 11.6 and (ii) in addition, only for those Distributors that are Selling Parties, Sections 4.6, 6.7(b) and 6.7(c).
      5.5        Contract Manufacturers. Subject to the terms and conditions of this Agreement, Clovis will have the right to appoint by a written agreement “contract manufacturers”, meaning any Third Party or Affiliate of Clovis that manufactures Licensed Products (or API therefor) for re-sale, but who itself is not a “Sublicensee” hereunder and thereby exercises “have made” rights granted by Avila under Section 5.1(b). Clovis will be responsible for any such contract manufacturer hereunder, and further will require any such contract manufacturer to agree in writing to comply with Sections 2.2(c), 5.7, and 10.

Amended and Restated Strategic License Agreement
       5.6        Exclusivity. During the Term (on a country-by-country basis), neither Avila nor Clovis nor any of their Affiliates will intentionally Develop or commercialize ***, except as contemplated under this Agreement; provided, however, that:
            (a)      with respect to a Party, the foregoing prohibition will not apply to such Party or any of its Affiliates after the closing of an Industry Transaction of such Party, provided that ***;
            (b)      The Parties understand and agree that ***; and
            (c)      Notwithstanding anything herein to the contrary, Avila will retain the right to use alone or with others the Lead Candidate and Licensed Products for cross-screening and analysis of molecules against any targets to enable compliance with this Section 5.6.
       5.7        No Other Licenses or Rights.   No license or other right is or will be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or will be granted only as expressly provided in this Agreement.
6.        Payments and Royalties.
       6.1        Up-Front Payment.   Clovis will pay to Avila on the Effective Date a one-time payment of Two Million Dollars (U.S.$2,000,000), which will be non-refundable and non-creditable and not subject to set-off.
       6.2        Collaboration Program FTE Support and Expense Payments.
            (a)        Collaboration Program FTE Support.
                  (i)        During the Collaboration Program Term, as support for work performed by or on behalf of Avila under the Collaboration Plan, Clovis will pay Avila for FTEs at the proportionate share of the FTE Rate for each FTE related to the time devoted by such FTE to the Collaboration Program. Avila will establish a time tracking system for its FTEs involved in the Collaboration Program, under which each person for whom Avila will seek reimbursement from Clovis will specify on an every-other-week basis what percentage of his or her working time is spent on the Collaboration Program. Avila will use reasonable efforts to manage and monitor the time of its FTEs involved in the Collaboration Program in relation to the budget for the then Calendar Year under the Collaboration Plan as established under Section 2.1(b) and will promptly communicate through the JSC if any adjustment is needed to such budget during the applicable Calendar Year.
                  (ii)        Promptly following the end of each calendar quarter during the Collaboration Program Term, Avila will invoice Clovis for the FTEs time at the FTE Rate devoted during such quarter to the Collaboration Program, and will provide with each such invoice a reasonably detailed description of the proportionate share of his or her time devoted by each FTE. Clovis will pay Avila within thirty (30) days of receiving such invoice any undisputed FTE charges. Section 6.7(c) will apply to Avila and the FTE charges will be subject to audit by Clovis under the terms of that Section 6.7(c).
            (b)        Payment for External Expenses.   Promptly following the end of each calendar quarter during the Collaboration Program Term, Avila will invoice Clovis for external expenses incurred by Avila in support of the Collaboration Program and in accordance with the budget under the Collaboration Plan and Avila will provide with each such invoice a reasonably detailed description of such expenditures, and thereafter Avila will provide Clovis with any materials supporting such expenditures as Clovis may reasonably request. Clovis will pay Avila within thirty (30) days of receiving such invoice any undisputed amounts of such external expenses. In addition to the foregoing, if any such external expense is expected to exceed One Hundred Thousand Dollars (U.S.$100,000) from any single vendor, Avila may request that Clovis pay such expense directly or reimburse Avila in advance of Avila incurring such expense, and in connection therewith Avila will promptly provide Clovis with any materials describing such expense as Clovis may reasonably request. Section 6.7(c) will apply to Avila and such external expenses will be subject to audit by Clovis under the terms of that Section 6.7(c).

Amended and Restated Strategic License Agreement
       6.3        Milestone Payments.
          (a)        Generally.     Clovis will make milestone payments (each, a “Milestone Payment”) to Avila upon the occurrence of each of the milestones events (each, a “Milestone Event”) as set forth below in this Section 6.3. Each of the Milestone Payments will be payable to Avila by Clovis within ten (10) days of the achievement of the specified Milestone Event, and such payments when owed or paid will be non-refundable and non-creditable (except as specified in Section 6.3(b) for Milestone Payments W and X, and in Section 6.3(d) for Milestone Payments A, B and C), and not subject to set-off. Each of the Milestone Payments are payable only once.
          (b)        Development Milestones.

Milestone Event	Milestone Payment
Upon the effectiveness of the first IND filing for Licensed Product	Four Million Dollars (U.S.$4,000,000)
Upon start of the first Phase 2 Study for Licensed Product	***
Upon acceptance of the filing of the first NDA in the United States or MAA in the EU for Licensed Product a) First of the United States or EU b) Second of the United States or EU	*** ***
Upon the first approval of an NDA for Licensed Product by the FDA	***
Upon the first approval of an MAA for Licensed Product by the EMA	***
W. Upon start of the first Phase 3 Study (or, if earlier, as such times as the first Phase 2 Study is determined to be the pivotal study) for Licensed Product in a Second Indication*	***
X. Upon acceptance of the filing of an NDA in the United States or MAA in the EU for Licensed Product in a Second Indication*	***
Upon the approval of an NDA for Licensed Product by the FDA in a Second Indication	***
Upon the approval of an MAA for Licensed Product by the EMA in a Second Indication	***

*If Avila elects to opt-in to pay certain Development costs and increase royalties payable hereunder pursuant to Section 6.4(e), then Milestone Payment W is not thereafter payable and Milestone Payment X is thereafter payable only at fifty percent (50%) of the amount specified above (i.e., ***), or, if and to the extent either or both of Milestone Payments W and X have been previously paid, may be credited by Clovis in the full amount of Milestone Payment W and fifty percent (50%) of the amount specified above for Milestone Payment X (i.e., ***) against the payment of future royalties or other Milestone Payments hereunder.
If Milestone Event W or X concerning a Second Indication occurs before the Regulatory Approval of Licensed Product for a first disease condition, then the payment of the corresponding Milestone Payment will be due ten (10) days after Regulatory Approval of a first disease condition for Licensed Product. For purposes of Milestones Payments, the treatment of an approved indication as either “first” or “second” will ultimately be determined by the actual

Amended and Restated Strategic License Agreement
timing of the Regulatory Approval of the indication, even if such timing is the reverse of that contemplated by the original designation of such indications by the Parties.
(c)      Sales Milestones.

Milestone Event	Milestone Payment
Upon Net Sales in any Calendar Year arising from the worldwide sale or distribution of all Licensed Products exceeding *** for the first time	***
Upon Net Sales in any Calendar Year arising from the worldwide sale or distribution of all Licensed Products exceeding *** for the first time	***
Upon Net Sales in any Calendar Year arising from the worldwide sale or distribution of all Licensed Products exceeding *** for the first time	***

        (d)      Asia Milestones.    If Clovis does not enter into an exclusive Asia Partnership within *** years after the first human dosing of a Licensed Product in a clinical trial, the following additional Milestone Payments will be payable to Avila:

Milestone Event	Milestone Payment
Start of a registration study for Japan for Licensed Product (as such study is agreed with Japanese health authorities)	***
Upon the filing of the first regulatory application for Regulatory Approval in Japan of Licensed Product	***
Upon the first Regulatory Approval in Japan of Licensed Product	***

If Clovis enters into such an Asia Partnership after any of the foregoing Milestone Payments A, B or C are paid to Avila, any such Milestone Payments so paid to Avila will be creditable against amounts owed Avila pursuant to Sections 6.4(a)(ii)(A) and 6.4(d) and pursuant to Section 6.5 for such Asia Partnership, to reflect the equal sharing of Financial Consideration contemplated by Section 6.5.
By way of example, (i) if Milestone Payment A has already been paid by Clovis to Avila, and Clovis thereafter enters into such an Asia Partnership with a license fee of ***, then fifty percent (50%) of such license fee, or ***, would have been owed Avila, and since Clovis has already paid Avila *** as Milestone Payment A, then Clovis has a *** credit as provided above, or (ii) if Milestone Payment A has already been paid by Clovis to Avila, and Clovis thereafter enters into such an Asia Partnership with a license fee of ***, then fifty percent (50%) of such license fee, or ***, would have been owed Avila, and since Clovis has already paid Avila *** as Milestone Payment A, then Clovis owes Avila *** payable in accordance with Section 6.7(a).
     6.4      Royalties.
         (a)      Royalties and Rates.
                (i)      Subject to the remainder of this Section 6.4, Clovis will pay to Avila running royalties based on the total aggregate annual Net Sales worldwide by Selling Parties of all Licensed Products in a given Calendar Year at the following royalty rates:

Amended and Restated Strategic License Agreement

Annual Worldwide Net Sales	Royalty Rate
of all Licensed Products
Up to ***	***
From *** up to ***	***
From *** up to ***	***
Over ***	***

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales for all Licensed Products is ***.
               (ii)      Notwithstanding Section 6.4(a)(i), for all Net Sales invoiced after the date that Clovis first enters into an Asia Partnership, this Section 6.4(a)(ii) will apply instead of Section 6.4(a)(i) for those later-invoiced Net Sales:
                    (A)      Asia Net Sales. Subject to the remainder of this Section 6.4, Clovis will pay to Avila running royalties based on the total aggregate annual Net Sales for Asia by Selling Parties of all Licensed Products in a given Calendar Year at the following royalty rates:

Annual Net Sales for Asia	Royalty Rate
of all Licensed Products
Up to ***	***
From *** up to ***	***
From *** up to ***	***
Over ***	***

By way of example, in a given Calendar Year, if the aggregate annual Net Sales for Asia for all Licensed Products is ***.
                    (B)      Non-Asia Net Sales. Subject to the remainder of this Section 6.4, Clovis will pay to Avila running royalties based on the total aggregate annual Net Sales worldwide other than for Asia by Selling Parties of all Licensed Products in a given Calendar Year at the following royalty rates:

Annual Net Sales Worldwide Other than for Asia	Royalty Rate
of all Licensed Products
Up to ***	***
From *** up to ***	***
From *** up to ***	***
Over ***	***

By way of example, in a given Calendar Year, if the aggregate annual worldwide Net Sales (other than for Asia) for all Licensed Products is ***.
               (iii)      For clarity, and as applied to both Sections 6.4(a)(i) and 6.4(a)(ii), with respect to sales or distribution of Licensed Products in or for the United States, Asia, Canada, the EU, Norway and Switzerland by one or more Distributors (as opposed to Clovis or any of its Sublicensees or Affiliates), royalties payable under this Section 6.4(a) will be based on Net Sales of such Distributors (and not on sales of Licensed Products to such Distributor by or at the direction of Clovis or any of its Affiliates or Sublicensees).
          (b)      Royalty Term. Royalties under Section 6.4(a) will be payable on the Net Sales of any Licensed Product if at least one of the following three (3) conditions apply:
               (i)      if one or more Valid Claims within any of the Avila Patents Covers such Licensed Product;

Amended and Restated Strategic License Agreement
                          (ii)        if one or more Regulatory Exclusivity Periods apply to the manufacture, use, sale, offer for sale or importation of such Licensed Product; or
                         (iii)        on a country-by-country and Licensed Product-by-Licensed Product basis, for *** years from the First Commercial Sale of such Licensed Product in such country.
                 (c)        Royalty Reduction for the United States. If a Licensed Product sold or distributed for the United States is royalty-bearing only on account of Section 6.4(b)(iii), but not Section 6.4(b)(i) or 6.4(b)(ii), then the royalty rates set forth in Sections 6.4(a)(i) and 6.4(a)(ii)(B) with respect to Net Sales attributable to such sales for the United States will be reduced by ***. There will not be any other royalty deductions.
                 (d)        Royalty Adjustment for Asia. Upon Clovis first entering into an Asia Partnership, then with respect to Net Sales invoiced thereafter from the sale or distribution of Licensed Products for Asia attributable to any Sublicensee(s), royalties payable to Avila on such Net Sales will be the greater of (i) *** or (ii) *** For each calendar quarter during which an Asia Partnership is in effect, Clovis will determine the amounts payable to Avila under both of clause (i) and (ii) based on the aggregate Net Sales from January 1 of the applicable Calendar Year until the end of calendar quarter in question, and will pay to Avila the greater of those two amounts in accordance with Section 6.7(b). Within ninety (90) days after the end of each Calendar Year during which an Asia Partnership is in effect, Clovis will perform a “true-up” based on clauses (i) and (ii) above, and will thereby pay Avila by the end of such 90-day period in accordance with Section 6.7(b) an amount equal to (x) the greater of clause (i) or (ii) based on the full Calendar Year minus (y) the sum of what Clovis had paid to Avila under either or both of clause (i) or (ii) for the first three (3) calendar quarters of such Calendar Year. For clarity, if Clovis or any of its Affiliates or Distributors (but not Sublicensees) sells or distributes Licensed Product for Asia after any such Asia Partnership goes into effect, then Net Sales for Asia attributable to Clovis, its Affiliates and Distributors will be included in Section 6.4(a)(ii)(A) for the royalties payable to Avila hereunder, but will not be included in the “true-up” calculation required by this Section 6.4(d).
                 (e)        Royalty Buy-In Option.
                          (i)        At such time, if any, as Clovis decides to pursue the Regulatory Approval in either the U.S. or EU for the use of a Licensed Product as a First Line Therapy, it will notify Avila of such decision and provide Avila with a reasonable summary of the clinical Development plan which Clovis is contemplating to achieve such Regulatory Approval and, ultimately, its counterpart Regulatory Approval in the other major region (i.e., either the U.S. or EU), together with the cost estimates (the “Cost Estimate”) for such a clinical Development program (the “First Line Notice”). Within *** months following the delivery of the First Line Notice, Avila may exercise an option, by delivery of notice to Clovis (the “Option Exercise Notice”) to pay *** of all costs incurred by Clovis or any its Affiliates or Sublicensees in the Development effort required to achieve Regulatory Approvals for such a First Line Therapy in the U.S. and EU, including both direct out of pocket costs and the time of Clovis personnel devoted to the First Line Therapy Development effort, charged on an FTE Rate basis in a manner comparable to that described in Section 6.2(a). The Parties understand that the Development pathway for such Regulatory Approvals may be subject to changes to meet demands of Regulatory Authorities or as a result of the need to modify clinical trial design to conform to best medical practices or ethical considerations, or to add additional clinical trials, and, accordingly, that the Cost Estimate provided by Clovis may well be exceeded. If Avila exercises this option, then from and after the date of the first of such Regulatory Approvals for a First Line Therapy, Clovis will pay Avila an additional royalty of *** on combined annual Net Sales of Licensed Products for the U.S. and EU in excess of *** in a given Calendar Year. This payment will be in addition to the royalties due Avila as set forth in Section 6.4(a), and will be subject to all of the provisions of this Agreement relating to royalties (including the remainder of this Section 6.4).

Amended and Restated Strategic License Agreement
                          (ii)        Clovis will invoice Avila each calendar quarter monthly for Avila’s share of the costs of such First Line Therapy Development effort, with the first such invoice to be for the calendar quarter in which the Option Exercise Notice is delivered by Avila, and Clovis will provide with each such invoice a reasonably detailed description of those costs and thereafter Clovis will provide Avila with any materials supporting those such costs as Avila may reasonably request. Avila will pay Clovis within thirty (30) days of receiving such invoice Avila’s shares of any undisputed costs. Section 6.7(c) will apply to Clovis and those costs for which Clovis asks Avila to share, and those costs will be subject to audit by Avila under the terms of that Section 6.7(c).
                          (iii)        If the aggregate costs of such First Line Therapy Development effort ultimately exceed the Cost Estimate by more than ***, then upon ninety (90) days advance written notice to Clovis given at any time after such threshold has been exceeded, Avila may elect to no longer pay a *** share of such costs (beginning with any such costs first accrued after such ninetieth (90th) day). Upon such election by Avila, the *** additional royalty specified in Section 6.4(e)(i) will be reduced on a pro rata basis to reflect Avila’s reduced share of such costs, as follows: the *** in Section 6.4(e)(i) will be replaced with *** multiplied by the fraction of (x) the amount actually paid by Avila for such Development costs, divided by (y) *** of the aggregate of all such Development costs.
                 (f)          Additional Royalty Provisions. The royalties payable under Section 6.4(a) will be subject to the following:
                          (i)        only one royalty will be payable hereunder with respect to each Licensed Product;
                         (ii)        royalties when owed or paid hereunder will, except as provided in Section 6.3(b), 6.3(d) or 6.7(c), be non-refundable and non-creditable and not subject to set-off; and
                        (iii)        if a particular Licensed Product is sold or distributed in one country with the intention of the Selling Party for use in one or more other countries, those other countries of intended use as well as such country of sale will be treated as the countries of sale for purposes of this Section 6.4. The Parties agree that the good faith estimate of such intended use by the selling entity will be binding for such purposes.
       6.5      Other Sublicensee Consideration for Asia.     Clovis will pay to Avila fifty percent (50%) of all Financial Consideration Clovis or any of its Affiliates receives in connection with any sublicense agreement for all or part of Asia with any non-Affiliated Sublicensees concerning the Lead Candidate or any Licensed Products, subject to any permitted credits taken pursuant to Section 6.3(d). Any such payments to Avila will be due within ten (10) days following receipt of any such Financial Consideration.
       6.6      Other Distributor Consideration.     Clovis will pay to Avila fifty percent (50%) of all Financial Consideration Clovis or any of its Affiliates receives in connection with any distributor agreement with any Distributors concerning any Licensed Products. Any such payments to Avila will be due within ten (10) days following receipt of any such Financial Consideration.
       6.7        Payment Terms.
                 (a)        Manner of Payment. All payments to be made by Clovis hereunder will be made in U.S. dollars by wire transfer to such bank account as Avila may designate.
                 (b)      Reports and Royalty Payments.     For as long as royalties or other payments are due under this Section 6, Clovis will furnish to Avila a written report, after the end of each calendar quarter, showing the amount of Net Sales and royalty due, Financial Consideration and corresponding sublicensing payments owed under Section 6.5, and any other payments accrued during such calendar quarter, which report will be furnished within sixty (60) days of the end of the quarter for Net Sales generated by Clovis and its Affiliates, and within ninety (90) days of the end of the quarter for Net Sales generated by Sublicensees and Distributors. Royalty and other payments for each calendar quarter will be due at the same time as such written reports for the calendar quarter. The reports will include, at a

Amended and Restated Strategic License Agreement
minimum, the following information for the applicable calendar quarter, each listed on a Licensed Product-by-Licensed Product basis, and by country of sale or intended use: (i) the gross amount received for such sales by the Selling Parties; (ii) deductions taken from Net Sales as specified in the definition thereof, itemized by type and amount; (iii) Net Sales; (iv) royalties owed Avila hereunder, payments under Section 6.5, Milestone Payments, any credits under Section 6.3(d), and other payments owed to Avila or already paid during such calendar quarter, listed by category; (vi) any royalty adjustments under Sections 6.4(c), 6.4(d), or 6.4(f)(iii); (vii) any amounts paid to Clovis by Sublicensees under clause (ii) of Section 6.4(d) and any true-up required by Section 6.4(d); and (viii) the computations for any applicable currency conversions pursuant to Section 6.7(c).
           (c)      Records and Audits.   Clovis will keep, and will cause each of the other Selling Parties, as applicable, to keep, and Avila will keep, adequate books and records of accounting for the purpose of calculating all royalties and other amounts payable by either Party to the other Party hereunder and ensuring each Party’s compliance hereunder. For the three (3) years following the end of the Calendar Year to which each will pertain, such books and records of accounting (including those of the other Selling Parties, as applicable) will be kept at each of their principal place of business. At the request of either Party, the other Party will, and, with respect to Clovis, Clovis will cause each of the other Selling Parties to, permit the requesting Party and its representatives (including an independent auditor), at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 6.2, 6.4(e) or 6.7(b). Such examinations may not (i) be conducted for any Calendar Year more than three (3) years after the end of such year, (ii) be conducted more than once in any twelve (12) month period or (iii) be repeated for any Calendar Year. Except as provided below, the cost of this examination will be borne by the Party that requested the examination, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case the audited Party will bear the cost of the audit. Unless disputed as described below, if such audit concludes that additional payments were owed or that excess payments were made during such period, the paying Party will pay the additional royalties or amounts or the receiving Party will reimburse such excess payments, with interest from the date originally due as provided in Section 6.7(g), within sixty (60) days after the date on which a written report of such audit is delivered to the Parties. In the event of a dispute regarding such books and records, including the amount of royalties owed to Avila under this Section 6.7(c) or the calculation costs, expenses or FTE charges, Avila and Clovis will work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, such dispute will be resolved in accordance with Section 13.1(d). The receiving Party will treat all information subject to review under this Section 6.7(c) in accordance with the confidentiality provisions of Section 10 and the Parties will cause any auditor or arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
           (d)      Currency Exchange.   With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Avila hereunder will be expressed in U.S. dollars. With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on currency exchange rates for the calendar quarter for which remittance is made for royalties. For each month and each currency, such exchange rate will equal the arithmetic average of the daily exchange rates (obtained as described below) during such calendar quarter; each daily exchange rate will be obtained from www.OANDA.com or, if not so available, as otherwise agreed by the Parties. For purposes of calculating the Net Sales thresholds set forth in Sections 6.3(c) and 6.4(a), the aggregate Net Sales with respect to each calendar quarter within a Calendar Year will be calculated based on the currency exchange rates for the calendar quarter in which such Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.
           (e)      Taxes.   Clovis may withhold from payments due to Avila amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments.

Amended and Restated Strategic License Agreement
Clovis will provide Avila all relevant documents and correspondence, and will also provide to Avila any other cooperation or assistance on a reasonable basis as may be necessary to enable Avila to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Clovis will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Clovis making payments from a single source in the U.S., where possible. Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable Clovis to Avila hereunder will not be reduced on account of any taxes, charges, duties or other levies.
           (f)        Blocked Payments.   In the event that, by reason of applicable law in any country, it becomes impossible or illegal for Clovis (or any other Selling Party) to transfer, or have transferred on its behalf, payments owed Avila hereunder, Clovis will promptly notify Avila of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Avila in a recognized banking institution designated by Avila or, if none is designated by Avila within a period of thirty (30) days, in a recognized banking institution selected by Clovis or another Selling Party, as the case may be, and identified in a written notice given to Avila.
           (g)        Interest Due.   If any payment due to either Party under this Agreement is overdue (and is not subject to a good faith dispute), then such paying Party will pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.
     6.8        Mutual Convenience of the Parties.    The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Avila. Clovis hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Sublicensees, Affiliates or Distributors to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.
7.        Ownership of Collaboration Program Know-How.
     7.1      Disclosure of Collaboration Program Know-How. Each Party will promptly (and at least on a calendar quarterly basis) disclose to the other Party any Collaboration Program Know-How created, conceived or reduced to practice by or on behalf of such Party, and will provide such documentation regarding same as such other Party may reasonably request.
     7.2      Ownership and Inventorship.
           (a)        Avila Owned IP. As between the Parties, Avila will solely own all right, title and interest in and to the Avila Owned IP, and all right, title and interest in and to all Avila Owned IP will automatically vest solely in Avila. Clovis, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Avila all right, title and interest in and to Avila Owned IP (unless already owned by Avila). Clovis will cooperate, and will cause the foregoing persons and entities to cooperate, with Avila to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

Amended and Restated Strategic License Agreement
           (b)      Sole and Joint Collaboration Program Know-How.
                (i)      Except for any Avila Owned IP, ownership of any Collaboration Program Know-How, and Patents arising therefrom, created, conceived or reduced to practice solely by or on behalf of a Party will be solely owned by such Party (referred to herein along with all Patents arising therefrom, as “Sole Collaboration Program IP” for each Party), and if created, conceived or reduced to practice jointly by or on behalf of the Parties will be jointly owned by the Parties (referred to herein along with all Patents arising therefrom, as “Joint Collaboration Program IP”).
                (ii)      Each Party will have an undivided one-half interest in and to Joint Collaboration Program IP. Each Party will exercise its ownership rights in and to such Joint Collaboration Program IP, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Collaboration Program IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicenses, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Collaboration Program IP.
                (iii)      Subject to the licenses hereunder and the other terms and conditions of this Agreement (including Section 8 and 9):
                     (A)      Each Party will be solely responsible for the Prosecution and Maintenance, and the enforcement and defense, of any Patents within its Sole Collaboration Program IP, and the other Party will have no rights with respect thereto; and
                     (B)      The Prosecution and Maintenance, and the enforcement and defense, of any Patents within Joint Collaboration Program IP will be jointly managed by the Parties on mutually agreeable terms to be entered into by the Parties at the time any such Patents are first filed, and all recoveries and out-of-pocket costs and expenses arising from those activities, absent further agreement, will be shared equally by the Parties (provided that sufficient advance written notice of any such costs or expenses is given to the Party not incurring same), provided that if either Party elects not to pay any such costs or expenses for any such Patent, the Parties will meet and agree upon an equitable way to treat such Patent.
           (c)      Inventorship.   Inventorship determination for all Patents worldwide arising from any Collaboration Program Know-How and thus the ownership thereof will be made in accordance with applicable United States patent laws.
8.        Patent Prosecution and Maintenance.
     8.1      Subject Patents.   The following provisions of this Section 8.1 will apply to Avila Patents when subject to the exclusive licenses in Section 5.1(b), and then only with respect to the scope of such exclusive license (each such Avila Patent, only when so subject, a “Subject Patent”). Other than for Subject Patents hereunder, all Avila Patents will be referred to herein as “Other Patents”.
           (a)      Prosecution and Maintenance.    Avila will have the sole right to Prosecute and Maintain throughout the world the Subject Patents, and will retain final decision making authority with respect thereto, except as set out in the remainder of this Section 8. Avila will regularly provide Clovis with copies of all Subject Patent applications, and all other material submissions and correspondence with any patent authorities regarding Subject Patents, in sufficient time to allow for review and comment by Clovis, and Avila will consider in good faith all such comments timely made. More specifically, as of the A&R Date the Parties have agreed to pursue the Prosecution and Maintenance activities set forth on

Amended and Restated Strategic License Agreement
Exhibit 8.1(a). Except as set forth in Section 8.1(b) for Specific Patents or Section 8.1(c) or Exhibit 8.1(a), Avila will be responsible for all Patent Costs incurred by Avila for Subject Patents.
           (b)        Specific Patents.   For any Subject Patent having a specification that could reasonably support and enable a composition-of-matter claim or a method-of-use claim in each case Covering only the Lead Candidate or a particular Licensed Product, the following will apply: to the extent practicable, upon Clovis’s reasonable written request and provided that Avila reasonably agrees with Clovis that the following Prosecution and Maintenance activities would not materially harm any other Avila Patents or other Patents owned by Avila or any of its Affiliates, the Parties will file a U.S. continuation, continuation-in-part or divisional of such Subject Patent application seeking issuance of such composition-of-matter or method-of-use claim scope (and no other claim scope) (each such Subject Patent, a “Specific Patent”). Each such Specific Patent will remain a “Subject Patent” hereunder, so that this Agreement will continue to apply thereto, provided that the Parties will jointly control the Prosecution and Maintenance thereof using patent counsel selected by Avila, and Clovis will be solely responsible for the payment of all related Patent Costs. Neither Party may take any action with respect to the Prosecution or Maintenance of any Specific Patent without the consent of the other Party, such consent not to be unreasonably withheld or delayed. If and at such time as Clovis no longer has an exclusive license to all of the claim scope of any such Specific Patent, then any such Specific Patent will no longer be treated as such hereunder (although it may remain a Subject Patent). Clovis acknowledges and agrees that Avila may grant substantially similar rights to other exclusive Third Party licensees under any Subject Patents.
           (c)        Election Not to Prosecute or Maintain or Pay Patent Costs.   If Avila elects not (i) to Prosecute or Maintain any Subject Patent in any particular country before the applicable filing deadline or continue such activities once filed in a particular country, or (ii) to pay the Patent Costs associated with Prosecution or Maintenance of any Subject Patent, then in each such case Avila will so notify Clovis, promptly in writing and in good time to enable Avila to meet any deadlines by which an action must be taken to preserve such Subject Patent in such country, if Clovis so requests. Upon receipt of each such notice by Avila, Clovis will have the right, but not the obligation, to notify Avila in writing on a timely basis that Avila should continue the Prosecution or Maintenance of such Subject Patent on the terms set forth above, and Clovis will reimburse Avila for all Patent Costs thereafter incurred by Avila with respect thereto within thirty (30) days of receiving an invoice therefor. If after making such election, Clovis elects not to pay the Patent Costs associated with Prosecution or Maintenance of any Subject Patent, then in each such case Clovis will so notify Avila and on the ninetieth (90th) day after Avila’s receipt of such notice such Subject Patent will no longer be licensed to Clovis hereunder and will not longer be treated as a “Subject Patent” hereunder. Clovis will be required to reimburse Avila for Patent Costs for such Subject Patent incurred by Avila through such ninetieth (90th) day, but not thereafter.
           (d)        Patent Term Extensions and Filings for Regulatory Exclusivity Periods.
                   (i)     Avila will consult with Clovis when considering any patent term restoration or supplemental protection certificates or their equivalent for the Subject Patents. In the event that any election with respect to patent term restoration or supplemental protection certificates or their equivalent for any Subject Patent is available, Avila will decide on whether or not to make any such election, provided that Clovis will have the right to decide whether or not to make any such election with respect to any Specific Patents.
                   (ii)      With respect to any Patent listings required for any Regulatory Exclusivity Periods for Licensed Products, the Parties will mutually agree on which Avila Patents to list.
     8.2        Other Licensed Patents.     Avila will have the sole right, and sole responsibility for all Patent Costs incurred by Avila, to Prosecute and Maintain all Other Patents, and Clovis will have no rights with respect thereto. Clovis will have the sole right, and sole responsibility for all Patent Costs incurred by

Amended and Restated Strategic License Agreement
Clovis, to Prosecute and Maintain all Patents within Clovis Technology, and Avila will have no rights with respect thereto.
     8.3      Cooperation.    Each Party will reasonably cooperate with the other Party in the Prosecution and Maintenance of the Subject Patents and any other Patents within each Party’s Sole Collaboration Program IP and within Joint Collaboration Program IP. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Clovis and its Affiliates, Sublicensees and Distributors to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Patents in any country.
     8.4      Patent Marking.    Clovis will mark, and will cause all other Selling Parties to mark, Licensed Products with all Avila Patents in accordance with applicable law, which marking obligation will continue for as long as (and only for as long as) required under applicable law.
9.        Patent Enforcement and Defense.
     9.1      Notice.   Each Party will promptly notify, in writing, the other Party upon learning of any actual or suspected Competitive Infringement of any Subject Patents by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Subject Patents, and will, along with such notice, supply the other Party with any evidence in its possession pertaining thereto. For purposes of this Agreement, “Competitive Infringement” will mean any allegedly infringing activity with respect to a Subject Patent, which activity (i) falls within the scope then in effect of the licenses granted by Avila to Clovis as set forth in Sections 5.1(b), and (ii) is reasonably expected to reduce the Net Sales of any Licensed Products.
     9.2  Enforcement and Defense.
          (a)      Subject Patents and Competitive Infringement.
                 (i)      As between the Parties, and subject to Section 9.2(a)(ii), Clovis will have the first right, but not the obligation, to seek to abate any Competitive Infringement of the Subject Patents by a Third Party, or to file suit against any such Third Party for such Competitive Infringement. If Clovis does not take steps to abate such Competitive Infringement, or file suit to enforce the Subject Patents against such Third Party with respect to such Competitive Infringement, within a commercially reasonably time (and in all events within the applicable Hatch-Waxman Time Period, as defined below), then subject to Section 9.2(a)(ii), Avila will have the right (but not the obligation) to take action to enforce the Subject Patents against such Third Party for such Competitive Infringement. The controlling Party will pay all its Patent Costs incurred for such enforcement.
                 (ii)      Neither Party will exercise any of its enforcement rights under this Section 9.2(a) without first consulting with the other Party, provided that this consultation requirement will not limit either Party’s rights under this Section 9.2(a), and further provided that notwithstanding anything herein to the contrary, Clovis will have no right to enforce (including seeking to abate any Competitive Infringement) or defend any Subject Patent (other than, for clarity, any Specific Patents) that Covers any compound that is in Development or has been commercialized by Avila, its Affiliates, or any licensees or sublicensees of Avila and its Affiliates.
                (iii)      For purposes of this Agreement, “Hatch-Waxman Time Period” will mean the applicable period of time during which a patent holder or licensee has the right to file an infringement suit to maintain certain rights and privileges upon receipt of Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under §505(b)(2) of the United States Food, Drug, and Cosmetic Act, as amended or any replacement thereof or any other similar Patent certification by a Third Party, or any foreign equivalent thereof.
          (b)      Defense.   As between the Parties, Avila will have the first right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Subject Patents, other than

Amended and Restated Strategic License Agreement
with respect to (i) any interferences, oppositions, reissues or reexaminations, which are included in the definition of Prosecution and Maintenance and addressed in Section 8, (ii) any counter-claims in any enforcement action brought by Clovis pursuant to Section 9.2(a), or (iii) any action by a Third Party in response to an enforcement action brought by Clovis alleging infringement of any Subject Patents, which defense for the foregoing clause (ii) and this clause (iii) will be controlled by the Party controlling such enforcement action (unless the last proviso of Section 9.2(a)(ii) applies, in which case in all events Avila will control). If Avila does not take steps to defend within a commercially reasonably time, or elects not to continue any such defense, then ), then subject to Section 9.2(a)(ii), Clovis will have the right (but not the obligation) to defend any such Subject Patent.
           (c)      Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 9.2:
                (i)    If the controlling Party ceases to pursue or withdraws from such action, it will notify the other Party and then, subject to Section 9.2(a)(ii), such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 9.2.
                (ii)   The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including (i) providing access to relevant documents and other evidence, (ii) making its and its Affiliates and licensees and sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (iii) if necessary, by being joined as a party, subject for this clause (iii) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such Party in connection with such joinder. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.
                (iii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party regarding such enforcement or defense.
           (d)     Settlement.     Clovis may not settle or consent to an adverse judgment in any action described in this Section 9.2 and controlled by Clovis, including any judgment which affects the scope, validity or enforcement of any Subject Patents involved therewith, without the prior written consent of Avila (such consent not to be unreasonably withheld or delayed).
           (e)     Damages.     Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2(a), or any action described in Section 9.2(b), will be used first to reimburse each of the Parties, and any other Third Party licensees of Avila, on a pro rata basis for each of their out-of-pocket costs and expenses relating to the action, with the balance of any such recovery to be divided as follows:
                (i)      To the extent the recovery reflects lost profits damages, if Clovis was the controlling Party, Clovis will retain such lost profits recovery, less the amount of royalties payable to Avila by treating such lost profits recovery as “Net Sales” hereunder, and if Avila was the controlling Party, *** to Avila and *** to Clovis;
                (ii)      To the extent the recovery reflects reasonable royalty damages, if Clovis was the controlling Party, *** to Clovis and *** to Avila, and if Avila was the initiating party, ***to Avila and *** to Clovis; and

Amended and Restated Strategic License Agreement
          (iii)      For the remainder of any such recovery, *** to Clovis and *** to Avila.
     9.3      Other Patents.    Avila will have the sole right, and sole responsibility for all Patent Costs incurred by Avila, to enforce and defend all Other Patents, and Clovis will have no rights with respect thereto. Clovis will have the sole right, and sole responsibility for all Patent Costs incurred by Clovis, to enforce and defend all Patents within Clovis Technology, and Avila will have no rights with respect thereto.
10.      Confidentiality.
     10.1      Confidential Information.
           (a)      Confidential Information.    Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (i) all Materials and (ii) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, Avila Core Technology and Avila Know-How will be considered Confidential Information of Avila, and Clovis Technology will be considered Confidential Information of Clovis.
          (b)      Restrictions.    During the Term and for ten (10) years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 10.1(b). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 10.1(b). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.
           (c)      Exceptions.    Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.
           (d)      Permitted Disclosures.    Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:
                (i)      in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

Amended and Restated Strategic License Agreement
                (ii)      in connection with prosecuting or defending litigation, Regulatory Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and
                (iii)      in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees and Distributors where Clovis is the Receiving Party); permitted acquirers or assignees; and investment bankers, investors and lender;
provided that (1) with respect to Sections 10.1(d)(i) or 10.1(d)(ii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 10.1(d)(iii), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 10.1(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).
     10.2      Publications.   The Parties intend to publish in scientific journals and present at scientific conferences the results of the Collaboration Program, subject to the following process. Notwithstanding anything to the contrary herein, either Party may propose publication of the results of the Collaboration Program following scientific review by the JSC (if in force) and subsequent written approval by Avila’s and Clovis’s management, which approval will not be unreasonably withheld. After receipt of the proposed publication by both Clovis’s and Avila’s management’s, such written approval or disapproval will be provided within thirty (30) days. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications, therefore the Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances for a reasonably limited period of time. Once publications have been reviewed by each Party and have been approved for publication, the same publications do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. Each Party will acknowledge the other Party’s contributions in any such publication.
     10.3      Terms of this Agreement; Publicity.
           (a)      Restrictions.   The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 10.1(d). Except as require by law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may be obtained in accordance with Section 10.3(b)), or as permitted by Section 10.3(c). Notwithstanding the foregoing, and in addition to those disclosures permitted by Section 10.1(d), Avila will have the right to disclose publicly the following facts: (i) payment of Milestone Payments to Avila by Clovis but not the amounts; and (ii) the successful progression of the Lead Candidate and Licensed Products to the next stage of clinical development or regulatory approval.
           (b)      Review.  In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release and if the Receiving Party fails to provide any comments during the response period called for by the Issuing Party, the Reviewing Party will be deemed to have consented to the issuance of such Release; provided, however, that as it relates to the disclosure of the results of any clinical trial conducted by Clovis or any

Amended and Restated Strategic License Agreement
health or safety matter related to a Licensed Product, Avila acknowledges that announcements may need to be made on extremely short notice, and although Clovis will endeavor to provide Avila adequate time for such a review, Clovis will be free to make necessary public disclosures as promptly as it deems necessary and appropriate. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to.
           (c)      Joint Press Release.   The Parties agree to issue the joint press release on Exhibit 10.3(c) promptly following the Effective Date.
     10.4      Relationship to the Confidentiality Agreement.  This Agreement supersedes that certain “Mutual Confidentiality Agreement” between the Parties dated July 8, 2009 (the “Confidentiality Agreement”); provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.
11.      Warranties; Limitations of Liability; Indemnification.
     11.1      Representations and Warranties.   Each Party represents and warrants to the other as of the Effective Date that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder.
     11.2      Additional Representations and Warranties of Avila. Avila represents and warrants to Clovis that, as of the Effective Date:
           (a)      Avila Controls the Patents listed on Exhibit 1.7 and the Avila Know-How, and is entitled to grant the licenses specified herein. Avila has not caused any Patent included on such Exhibit to be subject to any liens or encumbrances and Avila has not granted to any Third Party any rights or licenses under such Patents or Avila Know-How that would conflict with the licenses granted to Clovis hereunder. No Patents listed on Exhibit 1.7 are in-licensed by Avila.
           (b)      To Avila’s Knowledge, the Patents listed on Exhibit 1.7 have been procured or are being procured from the respective patent offices in accordance with applicable law.
           (c)      Avila has no Knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Patents listed on Exhibit 1.7 are invalid or unenforceable.
     11.3      Disclaimers.  Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that the Collaboration Program or any Licensed Products or Companion Diagnostics will be successful, in whole or in part. The failure of the Parties to successfully identify a Lead Candidate will not, of itself, constitute a breach of any representation or warranty under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY AVILA PATENTS, AVILA KNOW-HOW, CLOVIS TECHNOLOGY, RESEARCH CANDIDATES, MATERIALS, THE LEAD CANDIDATE, LICENSED PRODUCTS, COMPANION DIAGNOSTICS, OR RESEARCH PROGRAM KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.
     11.4      No Consequential Damages.   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT,

Amended and Restated Strategic License Agreement
PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 11.4 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 11.6.
     11.5      Performance by Others.   The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and permitted subcontractors provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.
     11.6      Indemnification.
           (a)      Indemnification by Clovis. Clovis will indemnify Avila, its Affiliates and their respective directors, officers, employees, Third Party licensors and agents, and their respective successors, heirs and assigns (collectively, “Avila Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the material breach by Clovis of any term of this Agreement; (ii) any gross negligence or willful misconduct on the part of Clovis in performing its obligations under this Agreement; (iii) any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights by Avila as part of the Collaboration Program based on use of Clovis Technology or with respect to the Targets; or (iv) the Development or Commercialization by Clovis or any of its Affiliates, Sublicensees or Distributors of the Lead Candidate or Licensed Products or Companion Diagnostics, including any such Third Party Claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights, except in each case for those Losses as to which Avila has an obligation to indemnify Clovis pursuant to Section 11.6(b), as to which Losses each Party will indemnify the other to the extent of their respective liability; provided, however, that Clovis will not be obligated to indemnify Avila Indemnitees for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of an Avila Indemnitee.
           (b)      Indemnification of Clovis. Avila will indemnify Clovis, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Clovis Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the material breach by Avila of any term of this Agreement; or (ii) any gross negligence or willful misconduct on the part of Avila in performing its obligations under this Agreement, except in each case for those Losses for which Clovis has an obligation to indemnify Avila pursuant to Section 11.6(a), as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses; provided, however, that Avila will not be obligated to indemnify Clovis Indemnitees for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of a Clovis Indemnitee.
          (c)      Notice of Claim. All indemnification claims provided for in Section 11.6(a) and 11.6(b) will be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party will promptly notify the indemnifying Party (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 11.6(a) or 11.6(b), but in no event will the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and estimated amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

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           (d)      Defense, Settlement, Cooperation and Expenses.
                (i)      Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party (the indemnifying Party will consult with the Indemnified Party with respect to a possible conflict of interest of such counsel retained by the indemnifying Party). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.6(d)(ii), the indemnifying Party will not be liable to the Indemnified Party for any legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party will reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.
                (ii)      Right to Participate in Defense. Without limiting Section 11.6(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.6(d)(i) (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles in which case the indemnifying Party will assume one hundred percent (100%) of any such costs and expenses of counsel for the Indemnified Party.
                (iii)      Settlement. With respect to any Third Party Claims that relate solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.6(d)(i), the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no

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Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.
                (iv)      Cooperation.     Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.
                (v)      Costs and Expenses.    Except as provided above in this Section 11.6(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     11.7      Insurance.    Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Party under this Agreement. Subject to the preceding sentence, such liability insurance or self-insurance program will insure against all types of liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Licensed Products or Companion Diagnostics. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement.
12.      Term and Termination.
     12.1      Term.     This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue on an Licensed Product-by-Licensed Product and country-by-country basis, until there are no more payments owed Avila on such Licensed Products in such country (the longest such period of time for any Licensed Products hereunder, the “Term”). Upon there being no more such payments hereunder for any such Licensed Product in such country, the licenses contained in Section 5.1(b) for Avila Know-How, as applicable, will become fully paid up and non-exclusive with respect to such Licensed Product in such country.
     12.2      Termination by Avila.
           (a)      Breach.    Avila will have the right to terminate this Agreement in full upon delivery of written notice to Clovis in the event of any material breach by Clovis of any terms and conditions of this Agreement, provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Avila to Clovis specifying the nature of the alleged breach (or, if such default cannot be cured within such ninety (90) day period, within one hundred and eighty (180) days after such notice if Clovis commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days); provided, however, that to the extent such material breach involves the failure to make a

Amended and Restated Strategic License Agreement
payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by Avila to Clovis.
           (b)      Termination for IP Challenge.     Avila will have the right to terminate this Agreement in full upon written notice to Clovis in the event that Clovis or any of its Affiliates, Sublicensees or Distributors directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Avila Patents; provided that Avila will not have the right to terminate this Agreement under this Section 12.2(b) for any such challenge by any Sublicensee or Distributor if such challenge is dismissed within thirty (30) days of Avila’s notice to Clovis under this Section 12.2(b) and not thereafter continued.
     12.3      Termination by Clovis.
          (a)      Breach.    Clovis will have the right to terminate this Agreement in full upon delivery of written notice to Avila in the event of any material breach by Avila of any terms and conditions of this Agreement, provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Clovis to Avila specifying the nature of the alleged breach (or, if such default cannot be cured within such ninety (90) day period, within one hundred and eighty (180) days after such notice if Avila commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days).
          (b)      Discretionary Termination.    Beginning with the *** month anniversary of the Effective Date, Clovis will have the right to terminate this Agreement in full ninety (90) days after delivery of written notice to Avila if the Board of Directors of Clovis concludes due to scientific, technical, regulatory or commercial reasons, including (i) safety or efficacy concerns, including adverse events of the Licensed Product, (ii) concerns relating to the present or future marketability or profitability of the Licensed Product, (iii) reasons related to Patent coverage or (iv) existing and anticipated competition, renders the Development of the Lead Candidate or the Commercialization of the Licensed Product no longer commercially practicable for Clovis.
     12.4      Termination Upon Bankruptcy.
           (a)      Termination Right.     Either Party may terminate this Agreement if, at any time, the other Party will file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty (60) days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of its creditors.
           (b)      Consequences of Bankruptcy.    All rights and licenses granted under or pursuant to this Agreement by Clovis or Avila or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Affiliates, Sublicensees and Third Party sublicensees, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.
     12.5      Effects of Termination.     Upon termination by either Party under Sections 12.2, 12.3 or 12.4:
           (a)      Clovis will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and requested by Avila, allow Clovis,

Amended and Restated Strategic License Agreement
its Affiliates or its Sublicensees to complete such trials. Clovis will be responsible for any costs associated with such wind-down. Avila will pay all costs incurred by either Party to complete such studies should Avila request that such studies be completed.
           (b)      A termination of this Agreement, will not automatically terminate any sublicense granted by Clovis pursuant to Section 5.3 with respect to a non-Affiliated Sublicensee, provided that (i) such Sublicensee is not then in breach of any provision of this Agreement or the applicable sublicense agreement, (ii) Avila will have the right to step into the role of Clovis as sublicensor, with all the rights that Clovis had under such sublicense prior to termination of this Agreement (including the right to receive any payments to Clovis by such Sublicensee that accrue from and after the date of the termination of this Agreement) and (iii) Avila will only have those obligations to such Sublicensee as Avila had to Clovis hereunder and that Avila is able to satisfy with respect to such Sublicensee based on the provisions of Sections 12.5(d) through 12.5(f) (and no other obligations). Clovis will include in any sublicense agreement a provision in which said Sublicensee acknowledges its obligations to Avila hereunder and the rights of Avila to terminate this Agreement with respect to any Sublicensee for material breaches of this Agreement by such Sublicensee that are within the scope of Section 12.2. The failure of Clovis to include in a sublicense agreement the provision referenced in the immediately preceding sentence will render the affected sublicense void ab initio.
           (c)      Except as otherwise expressly provided in Section 12.5(b), all rights and licenses granted by Avila to Clovis in Section 5 will terminate, and Clovis and its Affiliates, Sublicensees and Distributors will cease all use of Avila Know-How and Avila Patents and all Development and Commercialization of any Licensed Products or Companion Diagnostics.
           (d)      All Regulatory Approvals and other regulatory filings and communications owned (in whole or in part) or otherwise controlled by Clovis and its Affiliates, Sublicensees and Distributors, and all other documents relating to or necessary to further Develop and Commercialize the Lead Candidate and Licensed Products and Companion Diagnostics, as such items exist as of the effective date of such termination (including all related completed and ongoing clinical studies) will be assigned to Avila, and Clovis will provide to Avila one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). In the event of failure to obtain assignment, Clovis hereby consents and grants to Avila the right to access and reference (without any further action required on the part of Clovis, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.
           (e)      Clovis hereby grants to Avila and its Affiliates, and Avila and its Affiliates will automatically have, a worldwide, perpetual and irrevocable, royalty-free and fully paid-up, nontransferable (except in connection with a permitted assignment of this Agreement in accordance with Section 13.12), exclusive license, with the right to grant sublicenses through multiple tiers, under Know-How and Patents that both (i) arise from the Collaboration Program or the Clovis Development & Commercialization Program (including Collaboration Program Know-How and all Patents arising therefrom) and (ii) are Controlled by Clovis or any of its Affiliates and Sublicensees (other than those non-Affiliated Sublicensees that continue with a direct license from Avila pursuant to Section 12.5(b)), such license effective only as of and after the effective date of such termination, for discovering, Developing and Commercializing covalent inhibitors of the Targets, including the Lead Candidate and Licensed Products and Companion Diagnostics. The Patents so licensed will be subject to the Prosecution and Maintenance and enforcement and defense rights and obligations set forth in Sections 8 and 9 as “Subject Patents” thereunder, with the roles of Avila and Clovis reversed (and such other changes as are appropriate from the context).
           (f)      Clovis will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to Avila all of Clovis’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any

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registered or unregistered trademarks or internet domain names that are specific to the Lead Candidate and Licensed Products worldwide (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Clovis).
     12.6      Survival.    In addition to the termination consequences set forth in Section 12.5, the following provisions will survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Section 1, 2.2(a), 2.2(c)(ii), 5.2(b), 5.7, 6.7, 6.8, 7, 9.2 (for any infringement occurring prior to termination or expiration of this Agreement), 10, 11.3, 11.4, 11.5, 11.6, 12 and 13. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.
13.      General Provisions.
     13.1      Dispute Resolution.
           (a)      Disputes.     Disputes arising under or in connection with this Agreement will be resolved pursuant to this Section 13.1; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Avila Indemnitees or Clovis Indemnitees identified in Section 11.6), the dispute procedures set forth Sections 13.1(c) and 13.1(d) will be inapplicable as to such dispute.
           (b)      Dispute Escalation.    In the event of a dispute between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves or the Program Directors. In the event that such dispute is not resolved on an informal basis within twenty (20) days, any Party may, by written notice to the other, have such dispute referred to the Avila CEO and the Clovis CEO or in either case his or her designee (who will be a senior executive), who will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.
           (c)      Full Arbitration.     Unless Section 13.1(d) is applicable, in the event the Parties are not able to resolve such dispute through mediation, either Party may at any time after such 20-day period submit such dispute to be finally settled by arbitration administered in accordance with the rules of Judicial Administration and Arbitration Services (“JAMS”) in effect at the time of submission, as modified by this Section 13.1. The arbitration will be heard and determined by three (3) arbitrators who are retired judges or attorneys with at least ten (10) years of experience in the pharmaceutical and biotechnology industry, each of whom will be a neutral. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within thirty (30) days following the date of receipt by the respondent of the claim, by JAMS. Such arbitration will take place in New York, NY. The arbitration award so given will be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 11.4. Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner: Clovis will pay for the arbitrator it chooses, Avila will pay for the arbitrator it chooses, and the Parties will share payment for the third arbitrator. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written agreement of both Parties.

Amended and Restated Strategic License Agreement
           (d)      Accelerated Arbitration.     To the extent the arbitration matter involves a dispute that is submitted to arbitration by a Party under either Sections 6.2, 6.4(e), or 6.7(c), or any dispute regarding the proper characterization of a dispute subject to resolution under this Section 13.1(d) as opposed to Section 13.1(c), the following procedures will also apply:
               (i)      For purposes of arbitration under this Section 13.1(d), the arbitrator will be appointed pursuant to Section 13.1(c), but will be a single independent, conflict-free arbitrator with the requisite licensing and pharmaceutical industry experience (such arbitrator, the “Expert”). The Parties may select a different Expert for each dispute depending on the nature of the issues presented and desired expertise.
               (ii)      Each Party will prepare and submit a written summary of such Party’s position and any relevant evidence in support thereof to the Expert within thirty (30) days of the selection of the Expert. Upon receipt of such summaries from both Parties, the Expert will provide copies of the same to the other Party. The Expert will be authorized to solicit briefing or other submissions on particular questions. Within fifteen (15) days of the delivery of such summaries by the Expert, each Party will submit a written rebuttal of the other Party’s summary and may also amend and re-submit its original summary. Oral presentations will not be permitted unless otherwise requested by the Expert. The Expert will make a final decision with respect to the arbitration matter within thirty (30) days following receipt of the last of such rebuttal statements submitted by the Parties and will make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and will provide the Parties with a written statement setting forth the basis of the determination in connection therewith. For purposes of clarity, the Expert will only have the right to select a resolution proposed by one of the Parties in its entirety and without modification.
               (iii)      The Parties further agree that the decision of the Expert will be the sole, exclusive and binding remedy between them regarding determination of the arbitration matter so presented. Confirmation of, or judgment upon any award rendered pursuant to this Section 13.1(d) may be entered by any court of competent jurisdiction. The Expert will have no authority to award any type of damages excluded under Section 11.4.
            (e)      Injunctive Relief.    Notwithstanding the dispute resolution procedures set forth in this Section 13.1, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court or other forum, without first submitting to any dispute resolution procedures hereunder.
            (f)      Tolling.     The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in this Section 13.1 are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any arbitration under this Agreement initiated before the end of any applicable cure period under Section 12.2 or 12.3, (i) this Agreement will remain in full force and effect, (ii) the provisions of this Agreement relating to termination for material breach will not be effective, (iii) the time periods for cure under Section 12 as to any termination notice given prior to the initiation of arbitration will be tolled, and (iv) neither Party will issue a notice of termination pursuant to such sections, until the arbitral tribunal has confirmed the existence of the facts claimed by a Party to be the basis for the asserted material breach.
     13.2      Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of this Agreement would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non breaching Party would be

Amended and Restated Strategic License Agreement
entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages.
     13.3      Industry Transaction.     Notwithstanding anything to the contrary herein, no Know-How, Materials (including covalent inhibitors), Patents or other intellectual property rights not Controlled by Avila or any of its Affiliates prior to an Industry Transaction for Avila will be Controlled for purposes of this Agreement after such Industry Transaction, other than (i) Collaboration Program Know-How no matter when Controlled, and (ii) any Patent that claims priority, directly or indirectly, to any other Patent first Controlled before the Industry Transaction will be Controlled thereafter no matter when such Patent is filed or issued. For the purposes of this Agreement, (a) “Industry Transaction” for a Party will mean that (x) such Party will have become an Affiliate of an entity that is a Drug Company (as defined below), or (y) any sale, license or other transfer (in one transaction or a series of related transactions, and by any means, including by merger or consolidation) of all or substantially all of such Party’s assets or that portion of its business pertaining to the subject matter of this Agreement will have occurred to a Drug Company, and (b) “Drug Company” will mean any entity that conducts R&D in the biotechnology or pharmaceutical industry or develops or commercializes therapeutics or diagnostics.
     13.4      Relationship of Parties.     Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied third party beneficiaries hereunder (except for Avila Indemnitees and Clovis Indemnitees for purposes of Section 11.6).
     13.5      Compliance with Law.     Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable law.
     13.6      Governing Law.     This Agreement will be governed by and construed in accordance with the laws of the State of New York, without respect to its conflict of laws rules, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patents or Know-How will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patents or Know-How apply.
     13.7      Counterparts; Facsimiles.     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party
     13.8      Headings.     All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.
     13.9      Waiver of Rule of Construction.     Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.
     13.10      Interpretation.    Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections

Amended and Restated Strategic License Agreement
include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.1” would be part of “Section 2”, and references to “Section 2.1” would also refer to material contained in the subsection described as “Section 2.1(a)”).
     13.11      Binding Effect.   This Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.
     13.12      Assignment.   This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided that (i) Clovis may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets, and (ii) Avila may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.
     13.13      Notices.   All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Avila:	Avila Therapeutics, Inc.
100 Beaver Street
Waltham, MA 02453
Attention: Chief Executive Officer
Facsimile: 781-891-0069

With a copy to:	Goodwin | Procter LLP
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.
Facsimile: 617-523-1231

If to Clovis:	Clovis Oncology, Inc.
2525 28th Street
Boulder, CO 80301
Attention: Chief Executive Officer
Facsimile: 303-245-0361

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Peter H. Jakes
Facsimile: (212) 728-8111
Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 13.13.
     13.14      Amendment and Waiver.   This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

Amended and Restated Strategic License Agreement
     13.15      Severability.    In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.
     13.16      Entire Agreement.     This Agreement is the sole agreement with respect to the subject matter and supersedes all other agreements and understandings between the Parties with respect to same (including the Original Agreement and the Confidentiality Agreement).
     13.17      Force Majeure.    Neither Clovis nor Avila will be liable for failure of or delay in performing obligations set forth in this Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Clovis or Avila; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.
[Remainder of this Page Intentionally Left Blank]

Amended and Restated Strategic License Agreement
        IN WITNESS WHEREOF, the Parties have caused this Strategic License Agreement to be executed by their respective duly authorized officers as of the A&R Date.
Avila Therapeutics, Inc.

By:	/s/ KATRINE BOSLEY
(Signature)

Name:	Katrine Bosley

Title:	President and CEO

Date:	June 16, 2011

Clovis Oncology, Inc.

By:	/s/ PATRICK J. MAHAFFY
(Signature)

Name:	Patrick J. Mahaffy

Title:	President and CEO

Date:	June 16, 2011

Amended and Restated Strategic License Agreement
Exhibit 1.7
Avila Patents as of the Effective Date

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Title	Appln	Country		Inventors	Status as of the
	Type				Effective Date

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	***	***		***	***

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a

Amended and Restated Strategic License Agreement

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Title	Appln	Country		Inventors	Status as of the
	Type				Effective Date

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b

Amended and Restated Strategic License Agreement
Exhibit 1.53
Targets
“Targets” comprise, collectively, ***
“Reference Sequence” is ***.

a

Amended and Restated Strategic License Agreement
Exhibit 2.1(b)
Collaboration Plan
***

a

Amended and Restated Strategic License Agreement

Collaboration Plan Budget (000’s)

	2010			2011

Reimbursement for Avila FTEs	$	*	**	$	*	**

Clovis Internal Expenses		*	**		*	**

External Costs
Discovery		*	**		*	**
Non-clinical		*	**		*	**
CMC		*	**		*	**
Diagnostics		*	**		*	**
Clinical, Regulatory and Other		*	**		*	**

Total		*	**		*	**

b

Amended and Restated Strategic License Agreement
Exhibit 2.1(c)
Initial Agreed Compound Profile

Attribute	Criteria (method)	Desired Limit
***

a

Amended and Restated Strategic License Agreement
Exhibit 8.1(a)
Proposed Prosecution and Maintenance Activities for Subject Patents
***

a

Amended and Restated Strategic License Agreement
Exhibit 10.3(c)
Joint Press Release
Clovis Oncology and Avila Therapeutics Sign $209 Million Partnership for the Worldwide Development and Commercialization of EGFR Mutant-Selective Inhibitor
•	Avila’s oral, small molecule program targets cancer-causing mutant forms of the EGF receptor (EGFR)

•	Innovative treatment approach for non-small cell lung cancer (NSCLC) patients with disease resistant to current therapy

•	Potency against key disease mutation, T790M, while minimizing activity against the wild-type (normal) EGFR to increase therapeutic index and avoid side effects of current standard of care

•	Clovis to lead accelerated clinical development plan including companion diagnostic to prospectively identify T790M-positive NSCLC patients
Boulder, CO, and Waltham, MA, USA. May 25, 2010.
Clovis Oncology, Inc., a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents, and Avila Therapeutics, Inc., a biotechnology company designing targeted covalent drugs, announced today an agreement for the development and commercialization of Avila’s epidermal growth factor receptor (EGFR) mutant-selective inhibitor (EMSI) program, currently in pre-clinical development for the treatment of non-small cell lung cancer (NSCLC). The EMSI program targets the T790M mutant form of the EGFR associated with clinical resistance to Tarceva® (erlotinib) and Iressa® (gefitinib)1, as well as targeting the initial activating EGFR mutations, including L858R and exon 19 deletions. It does so while also sparing the wild-type (normal) EGFR and may thus treat refractory NSCLC while minimizing dose-limiting side effects. Because the program targets both the sensitive activating mutations as well as the primary resistance mechanism, T790M, it has the potential to treat both first- and second-line NSCLC patients with EGFR mutations, for whom there is great unmet medical need.
“The T790M mutation seems to be the predominant mechanism underlying the development of resistance of EGFR-mutant lung cancers to specific EGFR kinase inhibitors, and it may well explain why the dramatic responses seen in these cases are of relatively short duration. The development of a drug that is both mutant-specific and capable of irreversibly binding the enzyme is one of the most exciting new developments in this field,” said Dr. Daniel Haber, director of the Massachusetts General Hospital Cancer Center, who led a team that initially discovered EGFR mutations in lung cancer. “Such an inhibitor could overcome this resistance mutation at dosage levels that would spare the wild type EGFR in normal tissues. This could prove to be of major clinical significance,” he added.
Under the terms of the agreement, Avila and Clovis Oncology will collaborate on the pre-clinical development of the EMSI product candidate. Clovis Oncology will be fully responsible for all aspects of development and commercialization, including development of companion diagnostics to prospectively identify patients with clinically-arising resistance mutations of the EGFR. In addition to research support, Avila will receive an upfront fee and be eligible to receive development, regulatory and sales-

[1]	Tarceva and Iressa are registered trademarks of F. Hoffman-La Roche and AstraZeneca, respectively.

a

Amended and Restated Strategic License Agreement
based milestone payments, with a total potential value of $209 million. Avila will also receive tiered royalties on product sales and will share in selected sublicense income.
“Avila’s EMSI program has demonstrated very encouraging data against both the T790M resistance mutation and the initiating activating mutations and we are very pleased to initiate this partnership with them,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We plan to file an IND as rapidly as possible and initiate an accelerated clinical development program, including the use of a companion diagnostic to identify patients with NSCLC who possess the T790M mutation. We believe that this program has the potential to meaningfully improve outcomes in patients with EGFR-mediated non-small cell lung cancer.”
“Clovis Oncology is an ideal partner with whom to advance this exciting program given their deep experience developing oncology drugs and their commitment to develop a companion diagnostic to identify the right patients for the drug,” said Katrine Bosley, President and CEO of Avila Therapeutics. “Resistance mutations in cancer-causing proteins are uniquely amenable to the targeted covalent inhibition enabled by Avila’s platform and working together with Clovis will accelerate advancement of this program.”
About Lung Cancer
Lung cancer is the most common cancer worldwide with 1.35 million new cases annually, and NSCLC accounting for almost 85 percent of all lung cancers. NSCLC progresses rapidly with a five year survival rate in advanced NSCLC patients of less than 5%. Activating EGFR mutations are key drivers of NSCLC malignancy in 10-15% of patients of European descent and approximately 30% of patients of East Asian descent.
Currently, agents for the treatment of NSCLC patients include Tarceva® and Iressa®, both non-selective EGFR inhibitors. Both agents have significant skin-rash and diarrhea as side effects related to inhibition of the wild-type (normal) EGFR in skin and intestine respectively. Acquired resistance to Tarceva and Iressa occurs after a median of 12 months, driven in approximately 50% of cases by a “gatekeeper mutation” called T790M. Patients with tumors containing this secondary resistance EGFR mutation are clinically resistant to both first generation EGFR inhibitors (Tarceva and Iressa) as well as second generation pan-ErbB inhibitors currently in clinical development. By inhibiting both T790M and the initial activating mutations, the EMSI program offers the prospect of effective drug treatment for first and second-line NSCLC patients with activating EGFR mutations. With sparing of the wild-type EGFR, the EMSI program could also offer a much improved therapeutic window compared to current therapies in a first-line setting.
About Clovis Oncology, Inc.
Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis intends to target development programs at specific subsets of cancer populations, and will simultaneously develop diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. The Company is currently developing CO-101 which is in Phase 2 development for the treatment of pancreatic cancer. The Company is collaborating with Ventana Medical Systems to develop a companion diagnostic to identify patients with low tumor expression of hENT1 and therefore likely to benefit from CO-101. The Company is headquartered in Boulder, Colorado, and has additional offices in San Francisco and Cambridge, England. For more information about Clovis Oncology, please visit the Company’s website at www.clovisoncology.com.
About Avila Therapeutics

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Amended and Restated Strategic License Agreement
Avila focuses on design and development of targeted covalent drugs to achieve best-in-class outcomes that cannot be achieved through traditional chemistries. This approach is called “protein silencing”. The company’s product pipeline has been built using its proprietary Avilomics™ platform and is currently focused on viral infection, cancer, and autoimmune disease. Avila is funded by leading venture capital firms: Abingworth, Advent Venture Partners, Atlas Venture, Novartis Option Fund, and Polaris Venture Partners. For additional information, please visit http://www.avilatx.com.
For Further Information Contact:
For Clovis Oncology:
Scout Investor Relations
Breanna Burkart / Anna Sussman
303.907.5162 / 303.907.5358
Breanna@scoutir.com / anna@scoutir.com
For Avila Therapeutics:
Kathryn Morris
The Yates Network
845-635-9828
kathryn@theyatesnetwork.com

c